Exhibit 10.1

BINDING MEMORANDUM OF AGREEMENT

This Memorandum of Agreement (this “MOA”) is intended to be legally binding, and is made and entered into by and between Alternative Strategy Partners Pte. Ltd., a Singapore limited company with offices at 10 Collyer Quay Level 40 #40-53, Ocean Financial Centre, Singapore 049315 (“Buyer”) and ROI Land Investments, Ltd., a Nevada, United States of America corporation (“Seller”).

RECITALS:

1. Seller, directly or through subsidiaries, is developing a property located at Plot Nos. 283 (MA15), 284 (MA16) and 285 (MA17) in Sobha Hartland, Al Merkadh, Dubai, United Arab Emirates (the “Property”). The Property is in Mohammed Bin Rashid Al Maktoum City, Dubai, is being acquired from PNC Investments LLC, and is being developed in partnership with Sobha Hartland, the developer. Such acquisition and development is referred to herein as the “Project.”

2. Buyer is willing to invest at least $3.5 million, and at Buyer’s discretion up to $5.0 million, in the Project, with two initial wires, one immediately upon the execution of this MOA, and the other within a week thereafter, in exchange for an issuance of bonds designed for the Buyer (the “Bonds”), and certain other consideration described below.

3. Due to the urgency of the financing, the parties are entering into this binding MOA, with the expectation of more formal documentation following later, all as provided below.

AGREEMENT:

Article I. Execution of Definitive Closing Documents and Issuance of the Bonds

This MOA shall be legally binding unless and until superseded by more definitive agreements and instruments, containing the terms and conditions set forth herein with such changes, and such additional terms and conditions, as the parties mutually may agree (the “Closing Documents”), together with issuance of the Bonds.

Article II. Terms of Investment

The Buyer and Seller agree to the following terms and conditions, which shall remain in effect until superseded by the Closing Documents:

1. Initial Investment. Buyer shall invest the sum of $1,000,000 (the “Initial Investment”) promptly, half upon signing of this MOA and the remainder not less than seven (7) days hereafter.

2. Payment of Commissions. Seller shall wire to Buyer, immediately upon receipt of the second $500,000 payment described above, the amount which Seller owes Buyer for commissions, which amount was previously invoiced by Buyer to Seller (approximately $250,000). Seller will use the balance for the Project.

3. Escrowed Second Investment. Buyer shall invest at least $2,500,000 more, and at most $4,000,000 more (collectively, the “Second Investment”), upon signing of the Closing Documents and issuance of the Bonds, or earlier at Buyer’s discretion. Such amounts shall be placed in escrow, with an escrow agent mutually acceptable to Buyer and Seller, and shall not be released to Seller unless and until (a) the Closing Documents have been executed, and the Bonds are ready to be issued to Buyer; (b) at least $10,000,000 total has been invested in the Project, regardless of the nature of such investment as debt, equity or otherwise (and such investment includes amounts raised by Buyer and contributed by Seller; the parties acknowledging that such investment includes $3,000,000 already contributed to the Project by Seller); and (c) Seller has received, and disclosed to Buyer, a preliminary, non-binding letter of interest from at least one reasonably qualified purchaser of the First Plot (as defined below).

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4. Default on Initial and Second Investment. In the event that, within three (3) months from the date hereof, the Closing Documents have not been agreed upon and executed, and the Bonds issued to the Buyer, then the Buyer may, at its sole discretion, either (a) extend that deadline as it sees fit, or (b) convert all or a part of the Initial Investment and Second Investment hereunder to Common Stock of Seller, at a rate of one share per One U.S. Dollar ($1.00), or (c) have all or a part of the Second Investment (but not the Initial Investment) refunded to Buyer by the escrow agent in cash wired to a designated bank account specified by Buyer.

5. Description of the Bonds. The Bonds shall be a special series designed for Buyer and compliant with local legal requirements, and shall have the following additional characteristics:

a. Maturity and Coupon. The Bonds shall mature after three (3) years from the date of issuance and shall bear interest at 8% per annum, which shall be paid on a regular quarterly basis.

b. Profits Participation. In addition, the holders of the Bonds shall be entitled to receive a Profits Participation of the first of the three plots comprising the Property which the Seller shall designate for initial development (the “First Plot”). The Profits Participation shall equal all net profits upon sale of the First Plot, after all costs of acquisition, development and ongoing costs and expenses of maintenance and the sale itself (collectively, the “Project Costs”), computed in accordance with International Financial Reporting Standards, multiplied by the “Profits Percentage” defined below. If the full $5,000,000 is invested by the Buyer, then the “Profits Percentage” shall be 50% of the Cash-on-Cash Fraction (defined below); if only $3,500,000 is invested by the Buyer, then the “Profits Percentage” shall be 35% of the Cash-on-Cash Fraction; if an amount above $3,500,000 and below $5,000,000 is invested, then the “Profits Percentage” shall be likewise prorated. As used here, the “Cash-on-Cash Fraction” shall be a fraction, the numerator of which is the amount of Buyer’s investment hereunder, and the denominator of which is the total Project Costs.

c. The Seller expects the Project to be profitable within twelve months following the execution of this MOA and the sale of the First Plot to be completed prior to the maturity of the Bonds. The first Profits Participation shall be paid by the Seller to the Buyer within eighteen (18) months of the signing of this MOA, and the second Profits Participations shall be paid by the Seller to the Buyer at the maturity of the Bonds, in which failing of such, will give a right for the Buyer to convert all or a part of the Initial Investment and Second Investment hereunder to Common Stock of Seller, at a rate of one share per One U.S. Dollar ($1.00), or have all or a part of the Second Investment (but not the Initial Investment) refunded to Buyer by the Seller in cash wired to a designated bank account specified by Buyer.

6. Security Interest. The Bonds shall be secured by a lien upon the First Plot, subordinated to loans (the proceeds of which are used for the Project) from banks or other institutional lenders, and other bonds upon the Project, if such a lien is determined to be valid and enforceable under Dubai law; otherwise, the Bonds shall be secured by a lien, similarly subordinated, upon all of the stock of the United States parent company as the ultimate beneficial owner of the Property.

7. Commissions. Seller hereby agrees to pay Buyer, at the time of the release from escrow of the Second Investment, cash commissions equal to Four Percent (4%) on the funds invested by Buyer in the Initial Investment and Second Investment, and also shall issue to Buyer shares of Seller’s Common Stock at a rate of one share per $1.50 for every Four Percent (4%) of the funds invested by Buyer in the Initial Investment and Second Investment. So, for example, if Buyer invests $5,000,000, he would receive $200,000 in cash commissions and 133,333 shares of Seller’s Common Stock.

Article III Miscellaneous Provisions.

1. Expenses. The parties shall bear their own legal and other expenses in connection with the matters contemplated herein.

2. Publicity. So long as this Agreement shall be in effect, no party hereto shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, which consent shall not be unreasonably withheld, except where such release or announcement is required by applicable law (as may be the case with the Seller, it being publicly traded in the United States).

3. Brokerage. Each party agrees to indemnify and hold the other party harmless against any claims for any other brokers' or finders' fees or compensation in connection with the transaction herein provided for by any person, firm or corporation claiming a right to same because of having been engaged by or having served such party, except for the previously invoiced commissions owing to Buyer by Seller and the fees agreed to be paid by Seller to Buyer pursuant to Article II, Section 7 hereunder.

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4. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, successors and assigns. This Agreement may not be assigned without the written consent of both parties hereto.

5. Tax Reporting. The parties hereto agree and acknowledge that the determination of the price and terms of the Bonds is the result of arms-length negotiations between the parties. The parties further agree that each party shall be responsible for the payment of its own taxes (whether local, regional, or country), if any, resulting from the purchase and sale of the shares hereunder.

6. Legends. All certificates evidencing any Bonds or shares of Common Stock issued pursuant to this 6MOA shall bear legends substantially as follows during the term of this Agreement (in addition to any other legends required by applicable Japanese or other laws:

“The securities represented by this certificate have not been registered under the Securities Act of 1993 of the United States of America or under applicable state securities laws, and may not be sold, assigned, pledged, hypothecated, mortgaged or transferred in the absence of an effective registration statement under said Act and laws, or the prior delivery to the Corporation of an opinion of counsel reasonably satisfactory to the Corporation that such registration is not required under the circumstances.”

“The holder of this security must not trade the security in or from a jurisdiction of Canada unless the conditions in section 13 of Regulation 51-105 respecting Issuers Quoted in the U.S. Over-the-Counter Markets (chapter V-1.1, r. 24.1) are met.”

7. Notices. All notices and waivers must be by written instrument executed by the party to be bound thereby. Notices are deemed given when received, regardless of the means of transmission, except that notices sent via electronic mail (e-mailed) or faxed notices shall be valid only if their receipt is thereafter confirmed by the receiving party by return transmission or otherwise.

8. Headings. The headings of any paragraph, section or article of this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

9. Entire Agreement, Amendments and Waivers. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings with respect hereto. This Agreement may not be amended, changed or modified except by a written instrument duly executed by the parties hereof, and no provision hereunder may be waived except in a written instrument signed by the waiving party. If any provisions of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

10. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York in the United States of America, and shall be enforceable exclusively in any court of competent jurisdiction located in New York City, New York.

11. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

Seller:	ROI LAND INVESTMENTS LTD.

By: /s/ Sami Chaouch
Sami Chaouch, Executive Chairman
Dated:	February 25, 2016

Buyer:	ALTERNATIVE STRATEGY PARTNERS PTE. LTD.

By: /s/ Yuhi Horiguchi
Yuhi Horiguchi
Title:	Managing Director
Dated:	February 25, 2016

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